Exhibit 12D
                                                                   Page 1 of 2

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                 ----------------------------------------------
                                    UNAUDITED

                                                       Three Months Ended
                                                  -----------------------
                                                    March 31,       March 31,
                                                      2000            1999
                                                  -----------     --------


OPERATING REVENUES                                 $220,105         $246,249
                                                    -------          -------

OPERATING EXPENSES                                  166,473          173,607
  Interest portion of rentals (A)                       699            1,449
                                                    -------          -------
      Net expense                                   165,774          172,158
                                                    -------          -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 300              200
  Other income, net                                     847              657
                                                    -------          -------
      Total other income and deductions               1,147              857
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $ 55,478         $ 74,948
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $  7,277         $ 13,428
  Other interest (B)                                  2,131            2,704
  Interest portion of rentals (A)                       699            1,449
                                                    -------          -------
      Total fixed charges                          $ 10,107         $ 17,581
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     5.49             4.26
                                                       ====             ====

Preferred stock dividend requirement               $    -           $    154
Ratio of income before provision for
  income taxes to net income (C)                      168.4%           146.0%
                                                    -------          -------
Preferred stock dividend requirement
  on a pretax basis                                     -                225
Fixed charges, as above                              10,107           17,581
                                                    -------          -------
      Total fixed charges and
        preferred stock dividends                  $ 10,107         $ 17,806
                                                    =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        5.49             4.21
                                                       ====             ====

                                                                     Exhibit 12D
                                                                     Page 2 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                 ----------------------------------------------
                                    UNAUDITED

NOTES:

(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for trust preferred securities of $1,835 for the three month period ended March 31, 2000, and amount for company-obligated mandatorily redeemable preferred securities of $2,297 for the three month period ended March 31, 1999.

(C) Represents income before provision for income taxes of $45,371 and $95,619 for the three month periods ended March 31, 2000 and 1999, respectively, divided by net income of $26,942 and $65,490, respectively for the same periods.